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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                   Form 8-K



                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 October 28, 2004
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               (Date of Report: Date of earliest event reported)


                         POWERBALL INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


          UTAH                     000-25873             84-1431425
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)



                136 Waterford Circle, Rancho Mirage, CA 92270
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                    (Address of principal executive office)



Registrant's telephone number, including area code: (760) 202-3353
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Item 8.01 Other Events

On October 28, 2004, Powerball International, Inc. (the "Company") effected a 2 for 1 reverse of its issued and outstanding common stock. The Company has been engaged in discussions and negotiations concerning business alternatives and a possible acquisition. In connection with the discussions, the board determined that it would be advantageous to reduce the number of the Company's issued and outstanding number of shares by means of a reverse split in order to have enough authorized shares available for issuance to consummate a transaction with an entity with adequate assets to be attractive to the Company's existing shareholders. Accordingly, the board authorized the reverse split.

As a result of the reverse split, the Company's stock symbol quoted on NASDAQ's Over-the-Counter Bulletin Board ("OTCBB") will change to "PWBL" and the CUSIP number will change to 73931T 20 6. Prior to the reverse, the Company had 5,903,781 shares issued and outstanding. Following the reverse, there will be approximately 2,951,900 shares issued and outstanding. No shareholders will be eliminated and any fractional shares will be rounded up to the next whole number. Current shareholders do not need to submit certificates for re-issuance in connection with the reverse.

The Company is currently in negotiations to acquire an oil and gas production company. If completed, the transaction will result in a change in control as well as a change of business focus from the development of hydrogen generating technology to the production of oil and natural gas. The new control person or persons will consider whether further development and commercialization of the Company's technology is desirable. No definitive agreement has been signed although negotiations are progressing and the Company expects to announce details of the transaction shortly.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         POWERBALL INTERNATIONAL, INC.



Date: October 28, 2004                  /S/Robert K. Ipson, Chairman and CEO